Exhibit 99.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2002

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG).

Quarterly Stock Market Price

	2002		2001
Quarter Ended	High	Low	High	Low
March 31	$57.34	$42.62	$55.50	$43.00
June 30	61.90	51.16	59.75	45.55
Sept. 30	62.84	44.01	55.78	38.99
Dec. 31	52.80	41.41	55.56	44.15

Dividends

	2002		2001
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$71	$0.42	$70	$0.42
June	71	0.42	71	0.42
September	73	0.43	71	0.42
December	72	0.43	71	0.42

Total	$287	$1.70	$283	$1.68

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 43 cents per share, voted by the board of directors on Jan. 16, 2003, results in an annual dividend rate of $1.72 per share.

Holders of Common Stock

The number of holders of record of PPG common stock as of Jan. 31, 2003, was 28,704, as shown on the records of the Company's transfer agent.